EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of Eldorado Resorts, Inc. for the registration of 4,800,000 shares of common stock reserved for issuance pursuant to the Eldorado Resorts, Inc. 2015 Equity Incentive Plan of our reports dated March 16, 2015, with respect to the consolidated financial statements of Eldorado Resorts, Inc. and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
April 1, 2015